                     Exhibit 99.1

JLL Income Property Trust
Sells Uptown Charlotte Apartment Community

Timely Disposition to Harvest Gains and Redeploy Capital

Chicago (December 6, 2023) – JLL Income Property Trust, an institutionally-managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with approximately $7 billion in portfolio equity and debt investments, announced the sale of an apartment community in downtown Charlotte, North Carolina at an attractive premium to its initial acquisition price when it was acquired in 2019. Presley Uptown, a 230-unit multifamily property situated in the heart of Charlotte’s central business district, provides residents access to the city’s top lifestyle amenities and walkability to a rapidly growing downtown employment base. JLL Income Property Trust’s sale realized an attractive leveraged internal rate of return during its four-year hold period and sold within one percent of its most recent independently determined appraised value. Further, as it looks to increase its allocation to higher yielding private debt, this sale recycles equity that will be redeployed into its growing senior secured mortgage portfolio.

“Presley Uptown proved to be a fantastic investment for us”, said Allan Swaringen, President and CEO of JLL Income Property Trust. “It’s assumable in-place fixed rate debt, along with the longer-term outlook for the Charlotte market, made it a highly sought after investment. Harvesting gains for our stockholders and redeploying sales proceeds at a time when market opportunities present higher risk adjusted-return investments has been a tenet of our core investment thesis for eleven years now.”

Swaringen further commented, “As active managers of our portfolio, since 2013 we have sold properties every year – in the aggregate, over $1 billion in dispositions across 46 properties. To further validate our independent, quarterly appraisal-based valuation methodology – an institutional approach quite different from competitors in the NAV REIT industry – all of those arms-length dispositions closed at a price within 2% of the investment’s most recent third-party appraisal. We believe this should give investors confidence in our daily NAV – which also does not include a premium for marking debt to market even though we have more than $2.3 billion of fixed or swapped-to-fixed below market debt.”

Cushman & Wakefield’s Sunbelt Multifamily Advisory Group advised JLL Income Property Trust on the sale of Presley Uptown. “I’d like to thank Michael Saclarides and the team from Cushman & Wakefield for their guidance and professionalism throughout this very well-run sales process,” commented Swaringen. “Institutional sales volumes are off more than 60% this year, both nationally and in the Charlotte market. Cushman’s expertise in this market clearly aided us in achieving our business objectives.”

JLL Income Property Trust’s allocation to residential assets following this disposition remains substantial. At $2.9 billion, residential investments – across 25 apartment communities and 4,400 single-family rental homes – account for 44% of Income Property Trust’s overall portfolio. Other property sector allocations include: $2.1 billion across 59 industrial/warehouse assets accounting for a 32% allocation, $790 million across 22 grocery-anchored shopping centers accounting for a 12% allocation, $620 million across 23 healthcare properties accounting for a 9% allocation, and $220 million across 3 office buildings accounting for a 3% allocation.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
JLL Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages over $78 billion of assets in private and public real estate property and debt investments as of Q3 2022. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information, please visit www.lasalle.com.

About Cushman & Wakefield
Cushman & Wakefield (NYSE: CWK) is a leading global commercial real estate services firm for property owners and occupiers with approximately 52,000 employees in approximately 400 offices and 60 countries. In 2022, the firm reported revenue of $10.1 billion across its core services of property, facilities and project management, leasing, capital markets, and valuation and other services. It also receives numerous industry and business accolades for its award-winning culture and commitment to Diversity, Equity and Inclusion (DEI), Environmental, Social and Governance (ESG) and more. For additional information, visit www.cushmanwakefield.com.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:

Matt Schuler
LaSalle Investment Management
Telephone: +1 312 897 4192
Email: matt.schuler@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com